Exhibit 12.1

                             FRONTLINE CAPITAL GROUP
                      RATIOS OF EARNINGS TO FIXED CHARGES


     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the period shown:


FOR THE YEAR ENDED DECEMBER 31    FOR THE YEAR ENDED DECEMBER 31           JULY 15, 1997
------------------------------    ------------------------------                 TO
           1999                               1998                       DECEMBER 31, 1997
------------------------------    ------------------------------       ---------------------
    ($58,637,000)(1)                   ($8,079,858)(1)                     ($257,887)(1)

(1) Represents the excess of fixed charges over earnings.




     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense, rent expense, and the amortization of organization costs.




                                     IV-38